Exhibit (j)(2)

SPECIAL CUSTODY and PLEDGE AGREEMENT

(Short Sales and Exchange-Listed Options)

THIS SPECIAL CUSTODY and PLEDGE AGREEMENT, (hereinafter, the “Agreement”) dated this _______ day of June, 2014 is made by and among BLACKSTONE / GSO LONG-SHORT CREDIT INCOME FUND (the “Customer”), PERSHING LLC (“Broker”), GSO / BLACKSTONE DEBT FUNDS MANAGEMENT LLC (“Manager”) and THE BANK OF NEW YORK MELLON (“Custodian”).

WHEREAS, Broker is a member of several national securities exchanges and is a clearing member of The Options Clearing Corporation (“OCC”); and

WHEREAS, Customer has opened a margin account (the “Margin Account”) with Broker in which Customer may effect Short Sales and transactions in exchange-listed options (“Options Transactions”), and for those purposes has executed an agreement with Broker (the “Margin Agreement”) and has entered into or may hereafter enter into one or more of Broker’s master agreements for exchange-listed options (such agreements, collectively, the “Options Agreement”); and

WHEREAS, Customer has entered into a Management Agreement with Manager to provide a comprehensive investment program for Customer on a discretionary basis, and Customer’s currently effective registration statement permits Customer to engage in Short Sales and Options Transactions and to pledge its assets to Broker to secure performance of Customer’s obligations with respect to Short Sales and Options Transactions effected for Customer’s account with Broker as described in the currently effective registration statement; and

WHEREAS, Broker is required to comply with applicable laws and regulations requiring the margining of Short Sales and Options Transactions, including the margin regulations of the Board of Governors of the Federal Reserve System and of any relevant securities exchanges and other self-regulatory associations (the “Margin Rules”) and Broker’s internal policies; and

WHEREAS, to facilitate Short Sales and Options Transactions hereunder, Customer and Broker desire to establish procedures for compliance with the Margin Rules; and

WHEREAS, Custodian is prepared to act as custodian for Collateral pursuant to the terms and conditions of this Agreement,

NOW, THEREFORE, be it agreed as follows:

(1) As used herein, capitalized terms shall have the following meanings unless otherwise defined herein:

“Adequate Performance Assurance” shall mean such Collateral placed in the Special Custody Account as is adequate under the Margin Rules and Broker’s internal policies as specified on Annex A or as otherwise agreed between the Customer and Broker from time to time.

“Advice from Broker” shall mean a notice sent by an authorized representative of Broker and delivered to Customer, Manager or Custodian, as applicable hereunder (i) in writing signed or authenticated by such authorized representative of Broker and transmitted by a facsimile- sending device or via such electronic or systemic method as agreed to by the parties; or (ii) in the case of a call for additional Collateral, a notice that an exercise notice filed with OCC has been assigned to Customer, a notice that Customer has failed to give notice of intent to make payment due upon exercise of a Put Option or has failed to make delivery of securities or currency required to be delivered upon exercise of a Call Option or has failed to pay an Exercise Settlement Amount, or notice referred to in Paragraph 7 hereof by telephone from an authorized representative of Broker to Customer or Manager, as applicable hereunder or to a person designated by Customer or Manager in writing (not to include Custodian) as authorized to receive such advice.

“Business Day” means a day on which both Custodian and Broker are open for business.

“Collateral” means U.S. cash, U.S. Government securities, securities underlying a Call Option (as defined below) or other U S margin-eligible securities reasonably acceptable to Broker which are pledged to Broker as provided herein.

“Custody Agreement” shall mean that certain custodian services agreement dated as of June     , 2014, as amended, between Custodian and Customer whereby Custodian serves as custodian of Customer’s assets.

“Exercise Settlement Amount” means: (i) in the case of a Call Option on a market index, the amount by which the ‘aggregate exercise price’ of the Call Option contract is less than the ‘aggregate current index value’ of the underlying index (as those quoted terms are defined in Article XVII of the By-Laws of the OCC), plus all applicable commissions and other charges, or (ii) in the case of a Put Option on a market index, the amount by which the ‘aggregate exercise price’ of the Put Option contract is greater than the ‘aggregate current index value’ of the underlying index (as those quoted terms are defined in Article XVII of the By-Laws of the OCC), plus all applicable commissions and other charges.

“Insolvency” means that: (i) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (the “Bankruptcy Law”) of any jurisdiction adjudicating Customer insolvent, or (ii) Customer has petitioned or applied to any tribunal for, or consented to the appointment of or taking possession by, a trustee, receiver, liquidator or similar official, of Customer, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to Customer under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; or (any such petition or application has been filed, or any such proceedings commenced, against Customer and Customer by any act has indicated its approval thereof, consent thereto or acquiescence therein, or an order for relief has been entered in an involuntary case under the Bankruptcy Law of the United States or any other jurisdiction, as now or hereinafter constituted, or an order, judgment or decree has been entered appointing any such trustee, receiver, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days.

“Instructions from Customer” means a written request, direction or certification signed in the name of Customer by Manager and delivered to Custodian, except that instructions to pledge initial or additional Collateral may be given by telephone and thereafter confirmed in a writing signed in the name of Customer by Manager. An officer of Customer will certify in writing to Custodian the names and signatures of those persons authorized to provide Instructions from Customer, which certification may be amended in writing from time to time.

“Option” shall mean the right but not the obligation of Customer to, as issued by OCC and cleared by Broker, buy (“Call Option”) or sell (“Put Option”) a specific security, market index or foreign currency at a set price for a set period of time as described in the relevant option contract.

“Same Day” shall mean no later than 2:00 p.m. on the same day that Broker notifies Customer that an exercise notice has been assigned to Customer but only if such notification has been given by Broker by 10:00 a.m. If such notification is given by Broker to Customer after 10:00 a.m., Same Day shall mean by 2:00 p.m. the following Business Day.

“Short Sales” shall mean the sale by the Customer of securities which Customer does not own, and which is consummated by the delivery of securities borrowed from or through the facilities of Broker, in accordance with the applicable provisions of the Margin Rules, particularly Sections 220.10 and 220.12 of Regulation T of the Board of Governors of the Federal Reserve. Such Short Sales shall be made in compliance with Regulation SHO promulgated under the Securities Exchange Act of 1934.

(2) (a) Custodian shall open a separate account on its books entitled “Special Custody Account for Pershing LLC, as Pledgee of [Name of Customer]” (the “Special Custody Account”) and shall hold therein for Broker as pledgee upon the terms of this Agreement all assets deposited therein by Customer and all monies or other property paid or distributed with respect thereto. The Custodian hereby agrees that any property held in the Special Custody Account (other than cash) shall be held by it as a securities intermediary as defined in Article 8 of the Uniform Commercial Code as in effect from time to time in the State of New York (“Article 8”) and shall be deemed to be a financial asset for purposes of Article 8 to the extent the same may be applicable. Manager agrees that it may instruct Custodian through Instructions from Customer as to the cash and specific securities which Custodian is to identify on its books and records as pledged to Broker as Collateral in the Special Custody Account.

(b) Manager agrees to cause Customer to provide and at all times maintain Adequate Performance Assurance in the Special Custody Account pursuant to the terms and conditions of this Agreement.

(c) Customer authorizes Broker to take such actions with respect to any assets (including without limitation the delivery or substitution thereof) in the Special Custody Account as Broker, in its commercially reasonable discretion, deems necessary to ensure Adequate Performance Assurance and compliance with the Margin Rules. In no event shall any consent of Customer be required for the taking of any such action by Broker.

(d) Customer authorizes Custodian to maintain the Special Custody Account in accordance with this Agreement. Customer, Broker and Custodian agree that assets will be held for Broker as pledgee in the Special Custody Account, in accordance with this Agreement, by Custodian as agent of Broker, that Custodian will take such actions with respect to any such assets (including without limitation the delivery thereof) as Broker shall direct in an Advice from Broker or other entitlement order (as defined in Article 8) and that in no event shall any consent of Customer be required for the taking of any such action by Custodian. Further, if the PrimeConnect 40 Addendum to this Agreement has been executed, Customer authorizes Custodian to accept other instructions from Broker as detailed therein.

(e) Customer hereby grants to Broker a continuing security interest: (i) in the Collateral in the Special Custody Account and any proceeds thereof, (ii) all other property in the Margin Account and the Special Custody Account; and (iii) in its accounts (including the Margin Account) with Broker and the Special Custody Account, to secure Customer’s obligations to Broker hereunder and under the Margin Agreement and the Options Agreement. Custodian shall have no responsibility for the creation, validity, priority or enforceability of such security interest.

(3) Custodian will make available to Broker and Customer by use of an on-line communications and reporting system that Custodian makes available to its customers and to which Customer subscribes, confirmation of all deliveries, releases or substitutions of assets effected hereunder within one Business Day of such delivery, release or substitution of assets and shall supply Broker, Manager and Customer with a monthly statement of assets in the Special Custody Account and transactions in the Special Custody Account during the preceding month. Customer and Broker agree that Manager shall be responsible as agent for Customer for ensuring that Customer maintains adequate Collateral required hereunder.

(4) Custodian agrees to release assets to Customer from the pledge hereunder only upon receipt of an Advice from Broker or other entitlement order from Broker. Broker agrees, upon request of Manager, to provide such an Advice from Broker with respect to Collateral selected by Manager: (i) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time; (ii) against receipt in the Special Custody Account of substitute Collateral having a value at least equal (with any remaining Collateral) to Adequate Performance Assurance; or (iii) upon termination of Customer’s accounts with Broker including the Margin Account (if any) and settlement in full of all transactions therein and any amounts owed to Broker with respect thereto. It is understood that Broker will be responsible for determining in good faith and a commercially reasonable manner and subject to Annex A whether the Collateral constitutes Adequate Performance Assurance. Custodian at no time has any responsibility for determining whether assets are eligible for deposit to the Special Custody Account or whether the value of Collateral is equal in value to Adequate Performance Assurance.

(5) Manager represents and warrants to Broker that securities pledged by Customer to Broker shall be in good deliverable form (or Custodian shall have the unrestricted power to put such securities into good deliverable form), and that Collateral will not be subject to any liens or encumbrances other than the lien in favor of Broker contemplated by this Agreement.

(6) (a) Collateral shall at all times remain the property of Customer subject only to the interest and rights therein of Broker as the pledgee and secured party thereof. Custodian represents that Collateral is not, to Custodian’s knowledge, subject to any other lien, charge, security interest or other right or claim of any person claiming through Custodian and Custodian hereby agrees to subordinate all liens, encumbrances, claims and rights of set off it may have now or hereafter acquire against the Collateral in the Special Custody Account and agrees that it will not assert any such lien, encumbrance, claim or right against the Collateral in the Special Custody Account. Custodian shall use its best reasonable efforts to notify Broker, Manager and Customer as soon as possible if Custodian receives any notice of levy, lien, court order or other process purporting to affect the Collateral.

(b) Customer hereby confirms that any advances by Custodian to purchase, or to make payment on or against delivery of any financial assets to be held in or credited to the Special Custody Account shall be secured by the lien, security interest and right of set off granted under the Custody Agreement solely with respect to Customer’s assets outside and apart from the Special Custody Account and not the Collateral.

(7) The occurrence of any of the following constitutes a Customer Default hereunder:

(a) failure by Manager on behalf of Customer to perform any obligation hereunder or under the Margin Agreement or Options Agreement including without limitation, its obligation to maintain Adequate Performance Assurance and its obligation, upon receiving notice from Broker that it can no longer protect Customer’s Short Sale, to make timely delivery to Broker in accordance with applicable laws, rules and regulations, of securities identical to the securities sold short; in each case, which has not been cured within one (1) Business Day after such failure; or

(b) upon an Advice from Broker that an exercise notice filed with OCC in respect of one or more Call Options sold by Customer has been assigned to Customer through Broker and either: (i) Manager does not notify Broker by telephone on the Same Day of Customer’s intention to comply with the exercise notice by delivery of the underlying securities, currency or the Exercise Settlement Amount (as applicable); or (ii) Manager, on behalf of Customer, having given such notice, fails to cause delivery of such security or currency or cause such delivery to be made against receipt of payment against the gross exercise price for such securities or currency, less applicable commissions or other charges, or of the Exercise Settlement Amount on behalf of Customer to Broker; in each case, which has not been cured within one (1) Business Day after such failure; or

(c) upon an Advice from Broker that an exercise notice filed with OCC in respect of one or more Put Options sold by Customer has been assigned to Customer through Broker and either: (i) Manager does not notify Broker by telephone on the Same Day of Customer’s intention to comply with the exercise notice by making payment of the gross exercise price plus applicable commissions or other charges against Custodian’s receipt of securities underlying the put, or to pay the Exercise Settlement Amount (as applicable), or (ii) Manager, on behalf of Customer, having given such notice, fails to cause such payment to be made against receipt of securities underlying the Put Options, or payment of Exercise Settlement Amount; in each case, which has not been cured within one (1) Business Day after such failure; or

(d) Customer’s Insolvency.

Broker will immediately notify Customer and Manager in an Advice from Broker of such Customer Default. No sooner than 2:00 p.m. on the next Business Day after transmittal by Broker of such Advice from Broker, if the Customer Default continues at the end of such period, Broker may thereupon take any action permitted pursuant to the Margin Agreement or Options Agreement, including without limitation the conversion of any convertible securities or exercise of Customer’s rights in warrants (if any) held in the Margin Account and the Special Custody Account, the buy-in of any securities of which the Margin Account may be short, and the sale of any or all property or securities in the Margin Account and the Special Custody Account to the extent necessary to satisfy Customer’s obligations to Broker (in which event such assets shall be delivered to Broker as directed in an Advice from Broker or other entitlement order from Broker). Any sale of Collateral made hereunder shall be made in accordance with the provisions of the New York Uniform Commercial Code in the principal market for the securities or, if such principal market is closed, such sale shall be made in a manner commercially reasonable for such Collateral. Customer shall be liable to Broker for any deficiency which may exist after the exercise by Broker of its Rights and remedies as aforesaid. Any surplus resulting from the sale of Collateral shall be identified as such and delivered by Broker to Custodian for deposit into an account of Customer at Custodian or as otherwise instructed in Instructions from Customer. Broker shall notify Customer and Manager of any sale of Collateral, and any deficiency remaining thereafter in an Advice from Broker. Custodian shall have no responsibility for or with respect to the provisions of this paragraph.

(8) Broker hereby covenants that Broker will not instruct Custodian to deliver Collateral free of payment with respect to any sale of Collateral pursuant to paragraph 7 until after the occurrence of the events and the expiration of the time periods set forth in paragraph 7. The foregoing covenant and the provisions of paragraph 7 shall in no way constitute a limitation on Broker right at any time to instruct Custodian pursuant to an Advice from Broker or other entitlement order from Broker and Custodian’s obligation to act upon such instructions. Custodian shall not be required to make any determination as to whether such delivery is made in accordance with any provisions of this Agreement or any other agreement between Broker and Customer. Broker will provide to an officer of Customer a copy of any such Advice or other notice to Custodian to deliver Collateral free of payment at the same time as Broker provides such Advice or other notice to Custodian.

(9) It is understood that all determinations and directions for Short Sales and Options Transactions for the account of Customer pursuant to the terms of this Agreement, the Margin Agreement and the Options Agreement shall be made by Manager. Customer is not relying upon Broker to make recommendations with respect thereto. Customer is required hereunder to deliver to Broker a copy of its currently effective registration statement which authorize it to engage in Options Transactions.

(10) Custodian duties and responsibilities are only as set forth in this Agreement. Custodian shall act only upon receipt of an Advice from Broker or other entitlement order from Broker regarding release of assets, except as otherwise required by applicable law. Custodian shall not be liable or responsible for anything done or omitted to be done by it in good faith and in the absence of negligence or willful misconduct and may rely and shall be protected in acting upon any Advice from Broker or any other notice, instruction or communication from Broker which it reasonably believes to be genuine and authorized. Broker and Customer agree, severally but not jointly, to indemnify Custodian and hold Custodian harmless from and against any and all costs, expenses, damages, liabilities or claims, including reasonable external attorneys’ fees (“Losses”)

sustained or incurred by or asserted against Custodian by reason of or as a result of any action or inaction, or arising out of Custodian’s performance hereunder, including reasonable fees and expenses of external counsel incurred by Custodian in a successful defense of claims by Broker or Customer; provided, that Broker and Customer shall not indemnify Custodian for those Losses arising out of Custodian’s negligence or willful misconduct. This indemnity shall be a continuing obligation of Broker and Customer, their respective successors and assigns, notwithstanding the termination of this Agreement. In matters concerning or relating to this Agreement, Custodian shall not be liable for the acts or omissions of any of the other parties to this Agreement. In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any statute or regulation regarding the establishment or maintenance of margin credit, including but not limited to Regulations T or X of the Board of Governors of the Federal Reserve System or the rules and regulations of the OCC or the Securities and Exchange Commission. Custodian shall have no duty to require any cash or securities to be delivered to it or to determine that the amount and form of assets deposited in the Special Custody Account comply with any applicable requirements. Custodian is not a party to, nor bound by, and shall be deemed to have no knowledge of the terms of, the Margin Agreement or the Options Agreement. Custodian may hold the securities in the Special Custody Account in bearer, nominee, book-entry, or other form and in any depository or clearing corporation (including omnibus accounts), with or without indicating that the securities are held hereunder; provided, however, that all securities held in the Special Custody Account shall be identified on Custodian’s records as subject to this Agreement and neither Custodian nor Broker shall have the right to borrow, pledge, repledge, hypothecate, rehypothecate, loan or invest such securities, and shall be in a form that permits transfer at the direction of Broker without additional authorization or consent of Customer. Neither Broker nor Custodian shall be responsible or liable for any losses resulting from nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the property in the Special Custody Account, or for the acts or omissions of any securities depositary, any third party, or the Federal Reserve/U S Treasury book-entry system for government securities, or acts of war, terrorism, insurrection or revolution, or acts of God, or any other similar event beyond the control of such party or its agents. None of Broker, Customer, or Custodian shall be liable for indirect, special or consequential damage even if advised of the possibility or likelihood thereof. This Section shall survive the termination of this Agreement.

This Paragraph 10 shall survive the termination of this Agreement.

(11) All charges for Custodian’s services under this Agreement shall be paid by Customer, as agreed to from time to time between Customer and Custodian.

(12) Broker shall not be liable for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed hereunder, or any other action taken or not taken by Broker hereunder for Customer’s account at Manager’s direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of Broker’s own gross negligence, recklessness, willful misconduct, material breach of this Agreement, or bad faith.

(13) No modification or amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of each of Broker, Customer, Manager and Custodian.

(14) Except as otherwise specifically provided for herein, written communications hereunder shall be telegraphed, sent by facsimile transmission, hand delivered, or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, in any such case addressed (and oral communications shall be directed to the following telephone numbers):

(a) if to Custodian, to:	The Bank of New York Mellon One Wall Street New York, NY 10286 Attention: Global Client Services Fax: 212-635-6343

(b) if to Customer, to:	Blackstone / GSO Long-Short Credit Income Fund c/o GSO / Blackstone Debt Funds Management LLC 345 Park Avenue, 31st Floor New York, New York 10154 Attn: Chief legal Officer

(c) if to Broker, to:	Pershing LLC One Pershing Plaza Attn: Peter Murphy Jersey City, NJ 07399

(d) if to Manager, to:	GSO / Blackstone Debt Funds Management LLC 345 Park Avenue, 31st Floor New York, New York 10154 Attn: Chief Legal Officer

or, in the case of each party hereto, such other address as such party shall notify to the other parties hereto in accordance with this Paragraph 14.

(15) Any of the parties hereto may terminate this Agreement by notice in writing to the other parties hereto; provided however, Broker or Custodian must provide the Customer with not less than thirty (30) days’ prior written notice of the termination of this Agreement; provided, further, that the status of any assets pledged to Broker at the time of such notice shall not be affected by such termination until the release of such pledge pursuant to the terms of this Agreement, the Margin Agreement, the Options Agreement and any applicable law, including the applicable Margin Rules.

(16) Nothing in this Agreement prohibits Broker, Customer or Custodian from entering into similar agreements with others in order to facilitate option contract transactions.

(17) This Paragraph 17 shall apply to Broker, Manager and Customer only and shall in no way whatsoever apply to or limit Custodian.

This Agreement contains a predispute arbitration clause. By signing an arbitration agreement, Customer, Manager and Broker agree as follows:

(a) All parties to this Agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(b) Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(c) The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(d) The arbitrators do not have to explain the reason(s) for their award unless, in an eligible case, a joint request for an explained decision has been submitted by all parties to the panel at least 20 days prior to the first scheduled hearing date.

(e) The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(f) The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(g) The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Agreement.

Customer agrees that any and all controversies that may arise between Customer and Pershing, including, but not limited to, those arising out of or relating to the transactions contemplated hereby, the Accounts established hereunder, any activity or claim related to Customer’s Accounts or the construction, performance, or breach of this Agreement shall be determined by arbitration conducted before The Financial Industry Regulatory Authority (“FINRA”), or, if FINRA declines to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force.

The arbitrator(s) may not grant an award of attorneys’ fees to or against any party, unless specifically agreed to in writing by the parties to the arbitration or as may be specifically permitted by applicable law or regulation.

The award of the arbitrator(s) shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until:

(i)	the class certification is denied;

(ii)	the class is decertified; or

(iii)	the Customer is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

(18) If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein, provided that the essential provisions of this Agreement for each party remain valid, binding and enforceable.

(19) All references herein to times of day shall mean the time in New York, New York, USA.

(20) This Agreement and its enforcement (including, without limitation, the establishment and maintenance of the Special Custody Account and all interests, duties and obligations related thereto) shall be governed by the laws of The State of New York, without regard to conflicts of laws principles thereof. This Agreement shall be binding on the parties and any successor organizations thereof irrespective of any change or changes in personnel thereof.

(21) This Agreement may be executed in one or more counterparts, all of which shall constitute but one and the same instrument.

(22) Notwithstanding anything contained herein to the contrary, in no event shall Custodian be required to arbitrate any dispute which may arise hereunder. As between Custodian and any other party to this Agreement all disputes shall be subject to the jurisdiction of the federal and state courts situated in New York City, New York, and Custodian, Broker, Customer and Manager each hereby consents to the jurisdiction of such courts and hereby irrevocably waives to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and that such proceeding has been brought in an inconvenient forum. In connection with any legal proceeding arising out of or relating to this Agreement and involving any of Custodian, Broker, Customer and Manager each hereby irrevocably waives any and all right to trial by jury.

This Agreement contains a pre-dispute arbitration clause in Paragraph 17 applicable to Broker, Manager and Customer.

[Signature Pages Follow]

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date and year first written above.

THE BANK OF NEW YORK MELLON		PERSHING LLC

By:		By:
	Name:		Name:
	Title:		Title:

MANAGER		CUSTOMER

By:	/s/ Marisa Beeney	By:	/s/ Marisa Beeney
	Name: Marisa Beeney		Name: Marisa Beeney
	Title: Authorized Signatory		Title: Authorized Signatory

APPENDIX A

TO

SPECIAL CUSTODY AND PLEDGE AGREEMENT

AMONG ________________ (CLIENT),

_________________ (MANAGER),

PERSHING LLC (PERSHING),

THE BANK OF NEW YORK MELLON (CUSTODIAN)

Dated: ______________

AUTHORIZED PERSONS FOR PERSHING LLC

Custodian is directed to accept and act upon instructions received from any one of the following persons at Pershing LLC.

Name	Telephone/Fax Number		Signature
1. Brian Stagg	1. 201-413-4035	1.
	201-395-1299
2. Niamh Clinton	2. 201-413-4989	2.
	201-395-1299
3. Keith Slevin	3. 201-413-3658	3.
	201-395-1299
4. Matthew Ventura	4. 201-413-3173	4.
	407-833-2388
5. John Seyda	5. 201-413-2237	5.
	201-395-1299
6. Gregory Cowley	6. 201-413-3823	6.
	201-395-1299
7. Philip LoGiudice	7. 201-413-2452	7.
	201-395-1299
8. Peter Murphy	8. 201-413-2637	8.
	201-395-1299

Authorized by: ___________________, as authorized agent of Pershing

Name:

Title:

APPENDIX B

TO

SPECIAL CUSTODY AND PLEDGE AGREEMENT

AMONG ________________ (CLIENT),

_________________ (MANAGER),

PERSHING LLC (PERSHING),

AND THE BANK OF NEW YORK MELLON (CUSTODIAN)

Dated: ______________

AUTHORIZED PERSONS FOR ___________________

Custodian is directed to accept and act upon instructions received from any one of the following persons.

Name	Telephone/Fax Number	Signature
1. Name	1. Number	1.	see attached document

2. Name	2. Number	2.

3. Name	3. Number	3.

4. Name	4. Number	4.

Authorized by: ___________________, Client

Name:

Title: